EX 99-1
AZZ Second Quarter – Fiscal Year 2013
September 27, 2012

AZZ incorporated Reports Record Setting Financial Results for the Second Quarter and Year-To-Date of  Fiscal Year 2013, Increases Cash Dividend and Announces the Acquisition of Galvcast Manufacturing Inc., a  Large Galvanizing Operation located in Acton, Ontario

For the six months – Revenues Increase 23%, Net Income up 67%, Earnings per Share
Increased 67% and Backlog Increased 73% when compared to the same period last year

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

September 27, 2012 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and six-month periods ended August 31, 2012. Revenues for the second quarter were $153.4 million compared to $114.7 million for the same quarter last year, an increase of 34 percent. Net income for the second quarter was $15.9 million, or $0.62 per diluted share, compared to net income of $9.6 million, or $0.38 per diluted share, in last year’s second fiscal quarter.

For the six-month period, the Company reported revenues of $280.5 million compared to $229 million for the comparable period last year, an increase of 23 percent.  Net income for the six months was $31.9 million, or $1.25 per diluted share, compared to $19.1 million, or $0.75 per diluted share in the comparable period of last year.  The net income and earnings per diluted share for the first six months reflect a pre-tax gain of approximately $6 million related to a partial insurance settlement for assets destroyed in a fire at one of the Company's galvanizing facilities.  While we expect to receive substantial additional insurance proceeds under the policy in the future, the ultimate amount that we collect has not yet been determined.  Any future recoveries under this policy will be recognized in the period in which proceeds are approved by our insurance carrier.  Pro forma earnings per diluted share exclusive of non operational income items for the first six months were $1.13, a 51 percent gain over the same period last year.

AZZ Second Quarter – Fiscal Year 2013
September 27, 2012

Backlog at the end of our second quarter was $213.1 million. Backlog at the end of the second quarter of fiscal year 2012 was $123.2 million and $138.6 million at February 29, 2012.  The backlog was favorably impacted by recording the backlog of Nuclear Logistics Incorporated, (“NLI”) effective June 1, 2012 in the amount of $78.5 million.  Incoming orders for the second quarter were $151.8 million while shipments for the quarter totaled $153.4 million, resulting in a book to ship ratio of 99 percent. Of the backlog of $213.1 million, 27 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the second quarter of fiscal 2013 were $66.5 million as compared to $44.4 million for the same quarter last year, an increase of 50 percent.  NLI, acquired June 1, 2012, contributed $11.4 million of this increase.  Operating income for the segment increased 84 percent to $9.3 million compared to $5.1 million in the same period last year.  Operating margins for the second quarter were 14 percent for the quarter as compared to 11 percent in the prior year period. For the first six months of fiscal 2013, revenues increased 20 percent to $111.2 million and operating income increased 29 percent to $16.1 million compared to $92.7 million and $12.5 million respectively, for the first six months of the prior year.  Operating margin for the first six months was 14.5 percent as compared to 13.5 percent in the prior year period.

Revenues for the Company’s Galvanizing Service Segment for the second quarter were $86.9 million, compared to the $70.3 million in the same period last year, an increase of 24 percent.    Operating income was $23.5 million as compared to $18.8 million in the prior period, an increase of 26 percent. Operating margins for the second quarter were 27 percent, compared to 27 percent in the same period last year. For the six months of fiscal 2013, revenues increased 24 percent to $169.3 million and operating income increased 29 percent to $46.2 million compared to $136.3 million and $35.9 million respectively, for the first six months of the prior year.  Year to date operating margins were 27 percent compared to 26 percent in the prior year period.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The second quarter was another quarter of effective identification and execution of our opportunities in a market environment of continued economic and regulatory uncertainty.  We are extremely pleased with the year over year improvement of both segments.  We continue our effort to identify product and market expansion opportunities to further enhance our strategic position.”

The company today announced that it has entered into an agreement to acquire substantially all of the assets of Galvcast Manufacturing Inc., a galvanizing operation in Acton, Ontario. The acquisition, which is subject to customary closing conditions, is anticipated to close on October 1, 2012 and is a part of the stated AZZ strategy to continue the geographic expansion of its served markets that should provide a basis for continued growth of the Galvanizing Services Segment of AZZ.  Galvcast has a rich heritage of providing superior level of service and support to their customers.  Operated with pride and integrity since its founding in 1981 by the Christopher family, this very successful operation will complement our existing network of North American plants.  Existing senior management has agreed to remain with the company  and the acquisition is anticipated to be accretive in the first year of operation.

AZZ Second Quarter – Fiscal Year 2013
September 27, 2012

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2013 guidance for revenues to be in the range of $575 to $600 million.  Our earnings are anticipated to be in the range of $2.25 and $2.40 per diluted share.  This guidance reflects the two-for-one-stock split effective July 30, 2012.  The previously issued guidance was for revenues to be in the range of $550 to $575 million and that fully diluted earnings per share to be in the range of $2.05 to $2.15 after the effect of the two-for-one stock split.  Our guidance does reflect the acquisition of NLI during the last nine months of fiscal 2013 and the acquisition of Galvcast for the last five months of fiscal 2013.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 14 cent per share cash dividend on the Company’s common stock outstanding.  The dividend will be paid at the close of business on October 26, 2012, to shareholders of record on October 12, 2012.

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal year 2013 at 11:00 A.M. ET on Friday, September 28, 2012.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10018666, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

AZZ Second Quarter – Fiscal Year 2013
September 27, 2012

---Financial tables on the following page---

AZZ Second Quarter – Fiscal Year 2013
September 27, 2012

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2012	August 31, 2011	August 31, 2012	August 31, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$153,385	$114,661	$280,528	$228,994
Costs and Expenses:
Cost of Sales	110,073	84,281	199,351	167,545
Selling, General and Administrative	15,768	11,740	31,124	24,790
Interest Expense	3,228	3,464	6,568	6,934
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	17	(60)	(5,952)	171
Other (Income)	(294)	(385)	(246)	(1,032)
	$128,792	$99,040	$230,845	$198,408

Income before income taxes	24,593	15,621	49,683	30,586
Income Tax Expense	8,720	6,015	17,824	11,515
Net income	$15,873	$9,606	$31,859	$19,071
Net income per share
Basic	$0.63	$0.38	$1.26	$.76
Diluted	$0.62	$0.38	$1.25	$.75
Diluted average shares outstanding	25,509	25,354	25,481	25,322

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2012	August 31, 2011	August 31, 2012	August 31, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$66,530	$44,402	$111,212	$92,669
Galvanizing Services	86,855	70,259	169,316	136,325
	$153,385	$114,661	$280,528	$228,994

Segment Operating Income (a):
Electrical and Industrial Products	$9,339	$5,081	$16,135	$12,495
Galvanizing Services	23,549	18,755	46,182	35,876
Total Segment Operating Income	$32,888	$23,836	$62,317	$48,371

AZZ Second Quarter – Fiscal Year 2013
September 27, 2012

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2012	February 29, 2012
	(unaudited)	(audited)

Assets:
Current assets	$261,724	$302,736
Net property, plant and equipment	$137,967	$135,827
Other assets, net	$247,092	$168,212
Total assets	$646,783	$606,775

Liabilities and shareholders’ equity:
Current liabilities	$102,687	$77,979
Long term debt due after one year	$196,429	$210,714
Other liabilities	$31,865	$30,473
Shareholders’ equity	$315,803	$287,609
Total liabilities and shareholders’ equity	$646,783	$606,775

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2012	August 31, 2011
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$30,165	$26,973
Net cash provided by (used in) investing activities	$(81,109)	$(10,275)
Net cash provided by (used in) financing activities	$(23,664)	$(6,010)
Effect of exchange rate changes on cash	$21	$22
Net increase (decrease) in cash and cash equivalents	$(74,587)	$10,710
Cash and cash equivalents at beginning of period	$143,303	$138,390
Cash and cash equivalents at end of period	$68,716	$149,100

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